UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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FIRST COMMUNITY BANCSHARES, INC.

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Notice of 2015 Annual Meeting of Stockholders

April 28, 2015 at 2:00 p.m. Eastern Daylight Time

Corporate Center

29 College Drive

Bluefield, Virginia 24605

March 17, 2015

To First Community Bancshares, Inc. Stockholders:

First Community Bancshares, Inc.’s Annual Meeting of Stockholders will be held at the Corporate Center, located at 29 College Drive, Bluefield, Virginia 24605, at 2:00 p.m. Eastern Daylight Time on Tuesday, April 28, 2015. Following a report of the Corporation’s banking and related business operations, stockholders will:

•	Vote on the election of three (3) directors to serve as members of the Board of Directors, Class of 2018;

•	Vote on ratification of the selection of the independent registered public accounting firm for 2015; and

•	Transact other business that may properly come before the meeting.

Stockholders of record at the close of business on March 3, 2015, will be entitled to vote at the Annual Meeting and any adjournments.

/s/Robert L. Buzzo

Robert L. Buzzo

Secretary

IMPORTANT NOTICE

REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON

APRIL 28, 2015.

The proxy materials for this Annual Meeting of Stockholders of First Community Bancshares, Inc., consisting of the proxy statement, annual report, and proxy card are available over the Internet at http://www.fcbinc.com.

If you want to receive a paper or e-mail copy of these documents, or similar documents for future stockholder meetings, you must request the copy. There is NO charge for requesting a copy. In order to facilitate timely delivery, your request should be received no later than April 14, 2015. Please choose one of the following methods to make your request:

1.	By Internet at www.proxyvote.com;

2.	By telephone: (800) 579-1639; or

3.	By e-mail: sendmaterial@proxyvote.com.

All persons attending the 2015 Annual Meeting must present photo identification. Please follow the advance registration instructions on the last page of this proxy statement.

WHETHER OR NOT YOU ATTEND THE ANNUAL MEETING, YOUR VOTE IS IMPORTANT TO FIRST COMMUNITY BANCSHARES, INC. YOU MAY VOTE BY THE FOLLOWING METHODS:

1.	By telephone: (800) 690-6903 until 11:59 p.m. Eastern Daylight Time on April 27, 2015; or

2.	On the Internet at http://www.proxyvote.com until 11:59 p.m. Eastern Daylight Time on April 27, 2015; or

3.	Complete, sign and return the enclosed proxy card as promptly as possible whether or not you plan to attend the Annual Meeting. An addressed return envelope is enclosed for your convenience.

FIRST COMMUNITY BANCSHARES, INC. ENCOURAGES STOCKHOLDERS TO SUBMIT THEIR PROXIES IN ADVANCE OF THE ANNUAL MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE TIME IT IS VOTED.

First Community Bancshares, Inc.

29 College Drive

P. O. Box 989

Bluefield, Virginia 24605-0989

March 17, 2015

Dear Stockholder,

You are invited to attend the 2015 Annual Meeting of Stockholders of First Community Bancshares, Inc. (the “Corporation”) to be held on Tuesday, April 28, 2015, at 2:00 p.m. Eastern Daylight Time at the Corporate Center located at 29 College Drive, Bluefield, Virginia.

The Annual Meeting will begin with a report of the Corporation’s operations. This report will be followed by discussion and voting on the matters set forth in the accompanying notice of Annual Meeting and proxy statement and discussion of other business matters properly brought before the meeting.

If you plan to attend the meeting, please follow the registration instructions on the last page of this proxy statement. All persons attending the 2015 Annual Meeting of Stockholders must present photo identification.

Whether or not you plan to attend, please ensure that your shares are represented at the meeting by promptly voting and submitting your proxy by telephone, on the Internet, or by completing, signing, dating and returning your proxy card in the enclosed envelope.

Very truly yours,

/s/ William P. Stafford, II

William P. Stafford, II

Chairman of the Board

PROXY STATEMENT

First Community Bancshares, Inc.

29 College Drive

P. O. Box 989

Bluefield, Virginia 24605

The Board of Directors of First Community Bancshares, Inc. (the “Corporation”) solicits the enclosed proxy for use at the Annual Meeting of Stockholders of the Corporation (the “Annual Meeting”), which will be held on Tuesday, April 28, 2015, at 2:00 p.m. Eastern Daylight Time at the Corporate Center, 29 College Drive, Bluefield, Virginia, and at any adjournment thereof.

The expenses of the solicitation of the proxies for the Annual Meeting, including the cost of preparing, assembling and mailing the notice, proxy statement, proxy card, and return envelopes; the handling and tabulation of proxies received; and charges of brokerage houses and other institutions, nominees or fiduciaries for forwarding such documents to beneficial owners, will be paid by the Corporation. In addition to the mailing of the proxy materials, solicitation may be made in person, by telephone or by other means by officers, directors or regular employees of the Corporation.

This proxy statement and the proxies solicited hereby are being first sent or delivered to stockholders of the Corporation on or about March 17, 2015.

Voting

Shares of common stock (par value $1.00 per share) (“Common Stock”) represented by proxies in the accompanying form, which are properly executed and returned to the Corporation, will be voted at the Annual Meeting in accordance with the stockholder’s instructions contained therein. In the absence of contrary instructions, shares represented by such proxies will be voted FOR the election of the three (3) directors nominated by the Board of Directors and named in this proxy statement and FOR ratification of Dixon Hughes Goodman LLP as the Corporation’s independent registered public accounting firm.

Any stockholder may revoke his or her proxy at any time before it is voted. A proxy may be revoked at any time prior to its exercise by the filing of written notice of revocation with the Secretary of the Corporation, by delivering to the Corporation a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. If your shares of Common Stock are held for you in a brokerage, bank or other institutional account, you must obtain a proxy from that institution, bring it with you to the Annual Meeting and submit it with your ballot in order to be able to vote your shares at the Annual Meeting.

The Board of Directors has fixed March 3, 2015, as the record date for stockholders entitled to notice of the Annual Meeting. Shares of Common Stock outstanding on the record date are entitled to be voted at the Annual Meeting, and the holders of record on the record date will have one vote for each share so held in the matters to be voted upon by the stockholders. Treasury shares are not voted. As of the close of business on March 3, 2015, the outstanding shares of the Corporation consisted of 18,626,256 shares of Common Stock and 9,692 shares of Class A Preferred Stock. Shares of the Corporation’s Class A Preferred Stock are not entitled to be voted on the matters presented at the Annual Meeting.

The presence in person or by proxy of a majority of the shares of the Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Directors are elected by a plurality of the votes cast at a stockholders’ meeting with a quorum present. The three (3) persons who receive the greatest number of votes of the holders of Common Stock represented in person or by proxy at the Annual Meeting will be elected directors of the Corporation. The ratification of the independent registered public accounting firm requires that the number of votes cast in favor of the proposal exceed the number of votes cast against. Abstentions and broker non-votes will have no effect on any of the proposals set forth in this proxy statement.

If the shares you own are held in “street name,” that is through a brokerage firm, bank, or other nominee, you may vote your shares by following the instructions provided by the nominee. As the record holder of your shares, your nominee is required to vote your shares according to your instructions. In order to vote your shares, you will need to follow the directions provided to you by your nominee, many of which offer the option of voting online or by telephone. Under the current rules of the New York Stock Exchange, or NYSE, and the NASDAQ Stock Market LLC or NASDAQ, if you do not give instructions to your nominee, it will only be able to vote your shares for the ratification of the independent registered public accounting firm and it will not be able to vote your shares for the election of directors.

PROPOSAL 1: ELECTION OF DIRECTORS

The Board of Directors is comprised of seven (7) directors, including six (6) non-management directors, currently divided into three (3) classes with staggered terms: the class of 2015, consisting of three (3) directors; the class of 2016, consisting of two (2) directors; and the class of 2017, consisting of three (3) directors. The three (3) directors from the class of 2015 are all nominated for re-election at the 2015 Annual Meeting. The three (3) directors elected will become the class of 2018, and will serve until the 2018 Annual Meeting.

In the event any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for an alternate nominee designated by the present Board of Directors to fill the vacancy. In the event that more than three (3) persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them for the nominees listed below, or for any alternates nominated by the Board. All nominees named herein have consented to be named and to serve as directors if elected.

No director or executive officer of the Corporation is related to any other director or executive officer of the Corporation by blood, marriage or adoption, except for Mr. Stafford who is the father of Mr. Stafford, II.

A table of each director and nominee, including his or her age; the applicable director class, which is based upon the year in which his or her term of service expires; and title, is set forth below. A biography describing each director’s and nominee’s qualifications and business background is set forth below the table. The Corporation does not know of any reason why any nominee would be unable to serve as a director.

Members of the Corporation’s Board of Directors are expected to have the appropriate skills and characteristics necessary to function in the Corporation’s current operating environment and contribute to its future direction and strategies. These include legal, financial, management and other relevant skills. In addition, the Corporation looks to achieve a diversified Board, including members with varying experience, age, perspective, residence and background.

Name and Title	Age	Director of Corporation Since	Class of Directors
W. C. Blankenship, Jr., Director Nominee	64	2012	2015
Samuel L. Elmore, Director	68	2013	2016
Franklin P. Hall, Director	76	2007	2017
Richard S. Johnson, Director	65	2008	2016
I. Norris Kantor, Director Nominee	85	1989	2015
William P. Stafford, Director	81	1989	2017
William P. Stafford, II, CEO and Director Nominee	51	1994	2015

NOMINEES FOR THE CLASS OF 2018

W. C. Blankenship, Jr., Former State Farm Insurance Agent, Tazewell, Virginia.

Mr. Blankenship received his Bachelor of Science degree in 1972 from Appalachian State University and served as a successful insurance agent for State Farm from 1976 until 2013. Mr. Blankenship joined First Community Bank in July 1996 following its acquisition of Citizens Bank of Tazewell, Inc. He was appointed to the Citizens Bank Board of Directors during its formation in 1981 and was instrumental in establishing that bank, eventually serving as Chairman of the Board from 1984 through its acquisition by First Community Bank.

Mr. Blankenship’s relevant experience qualifying him for service as a director includes: more than thirty-six (36) years of expertise and knowledge in insurance products and services and more than thirty-one (31) years of bank board service.

I. Norris Kantor, Of Counsel, Katz, Kantor, Stonestreet & Buckner, PLLC, Princeton and Bluefield, West Virginia.

Mr. Kantor received a Bachelor of Arts degree in 1953 from the Virginia Military Institute and received a Juris Doctor degree in 1956 from the College of Law at West Virginia University. Mr. Kantor has practiced law for more than fifty (50) years and is currently Of Counsel with the law firm of Katz, Kantor, Stonestreet & Buckner, PLLC. He served as a Judge Advocate USAF from 1956 to 1958. Mr. Kantor is a director of Mercer Realty Inc., a real estate management company, and Gomolco, Inc., a real estate holding company. Mr. Kantor currently serves in the following leadership capacities: Board member of the Bluefield State College Board of Governors, New River Parkway Authority, and the Bluefield Development Authority; and Board member and Secretary of Bluefield State College Research and Development Corp. Mr. Kantor is also a former member and Chair of the West Virginia Ethics Commission and former Board member of the Bluefield State College Foundation and New River Community College Board of Governors.

Mr. Kantor’s relevant experience qualifying him for service as a director includes: a wide range of legal and business experience gained during his more than fifty (50) years as a practicing attorney; his legal work dealing with the issuance and refunding of numerous utility bonds; his ability to understand complex business, legal and financial topics; and twenty-five (25) years of service as a member of the board of directors of financial service organizations.

William P. Stafford, II, Chief Executive Officer, First Community Bancshares, Inc., Bluefield, Virginia and Attorney, Brewster, Morhous, Cameron, Caruth, Moore, Kersey & Stafford, PLLC, Bluefield, West Virginia.

Mr. Stafford is a graduate of Virginia Polytechnic Institute and State University, Blacksburg, Virginia, and holds a Bachelor of Science degree in Mechanical Engineering. He received his Juris Doctor, cum laude, from Washington & Lee University School of Law, Lexington, Virginia. Mr. Stafford has served as Chief Executive Officer of the Corporation since his appointment by the Board in August 2013. Mr. Stafford practices as a member of his firm primarily in the areas of commercial transactions, banking, creditor’s rights, creditor bankruptcy, and trusts and estates. He currently serves as Chairman of the Board of the Corporation. Mr. Stafford serves as Director and Corporate Secretary of the H. P. and Anne S. Hunnicutt Foundation, Inc., Princeton Machinery Service, Inc., and Melrose Enterprises, Ltd. He is a member of Stafford Farms, LLC, Vermillion Development, LLC, and Walnut Hill, LLC, which include real estate and agricultural holdings. Mr. Stafford is a partner in Legal Realty, A Partnership. Mr. Stafford previously served as a member of the West Virginia Infrastructure and Jobs Development Council. Mr. Stafford previously served as a council member and Mayor of the City of Princeton, West Virginia. Mr. Stafford has served, and continues to serve, on numerous civic and community service boards and commissions. Mr. Stafford’s relevant experience qualifying him for service as a director includes: a broad range of regulatory, business, legal and banking related issues encountered in the practice of law; extensive state and municipal government service; extensive civic and community service; and twenty-one (21) years of board service for the Corporation.

Your Board recommends a vote FOR the nominees set forth above.

CONTINUING INCUMBENT DIRECTORS

Samuel L. Elmore, Former Chief Credit Officer and Senior Vice President, First Community Bank, Beckley, West Virginia.

Mr. Elmore received a Bachelor of Science degree in Business Management and Marketing in 1970 from University of Charleston. Prior to joining First Community Bank, Mr. Elmore served as Executive Vice President, Citizens Southern Bank, Inc., Beckley, West Virginia; President and Chief Executive Officer, Bank One, Beckley, West Virginia; Vice President, Key Centurion Bancshares, Huntington, West Virginia; and President and Chief Operations Officer, Beckley National Bank, Beckley, West Virginia. Mr. Elmore currently serves on the Boards of First Community Bank and the Raleigh County Commission on Aging. Mr. Elmore previously served on the Boards of The United Way of Beckley, Beckley Area Foundation, Raleigh General Hospital and VACHA.

Mr. Elmore’s relevant experience qualifying him for service as a director includes: more than forty (40) years of experience in the community banking industry, including service as an auditor and managing the Corporation’s Credit Administration Department; prior experience with acquisitions and mergers; and a variety of offices held with increasing management responsibilities during his banking career.

Franklin P. Hall, Retired Commissioner, Virginia Department of Alcoholic Beverage Control, Senior Partner, Hall & Hall, PLC, Richmond, Virginia.

Mr. Hall is a 1961 graduate of Lynchburg College, Lynchburg, Virginia, where he earned a Bachelor of Science degree in Mathematics and Business Administration. Mr. Hall also graduated from The American University, Washington, D.C., with a Master of Business Administration degree in 1964 and The American University Law School with a Juris Doctor degree in 1966. Mr. Hall currently serves as Senior Partner in Hall & Hall, PLC in Midlothian, Virginia, where he has practiced law since 1969. He served as a delegate in the Virginia General Assembly from 1976 to 2009, and Minority Leader of the Virginia House of Delegates from 2002 to 2008. He is a former Chairman of the Board of The CommonWealth Bank in Richmond, Virginia. Mr. Hall has served on the Greater Richmond Chamber of Commerce Foundation Board since 2004. He also has served as a commissioner for the Virginia Department of Alcoholic Beverage Control.

Mr. Hall’s relevant experience qualifying him for service as a director includes: a wide range of business and legal knowledge gained during an active forty-six (46) year law practice; his Master of Business Administration degree; thirty-one (31) years of service on boards of financial service organizations; thirty-one (31) years of overseeing the budget for the Commonwealth of Virginia; service as senior member of the Joint Legislative Audit and Review Commission for the Virginia General Assembly; and service as Chair of the House Appropriations Subcommittee on Compensation.

Richard S. Johnson, Chairman, President and Chief Executive Officer, The Wilton Companies, Richmond, Virginia.

Mr. Johnson earned a Bachelor of Science in Business Administration degree from the University of Richmond, Richmond, Virginia in 1973, with concentrations in Economics and Finance, and graduated with a Master Science degree from Virginia Commonwealth University, Richmond, Virginia in 1977, with a concentration in Real Estate and Urban Land Development.  Mr. Johnson has been the President and Chief Executive Officer of The Wilton Companies, a real estate investment, development, brokerage and management group of companies, since 2002. He assumed the role of Chairman of The Wilton Companies in 2010.  Prior to joining The Wilton Companies, Mr. Johnson served as President of Southern Financial Corp. of Virginia from 1985 to 2002 and Chairman of the Board of Southern Title Insurance Corporation from 1980 to 1985.  Mr. Johnson currently serves as a Director of First Community Bank and Fidelity Group, LLC; Trustee Emeritus of the University of Richmond, and Director and past Chairman of the City of Richmond Economic Development Authority.  Mr. Johnson also serves as Director Emeritus of Ducks Unlimited, Inc. and previously served as a director of the State Fair of Virginia, Children’s Museum of Richmond, Ducks Unlimited, Inc., Ducks Unlimited Canada, University of Richmond and Landmark Apartment Trust of America.

Mr. Johnson’s relevant experience qualifying him for service as a director includes: long-range planning, various aspects of mortgage underwriting, marketing and mortgage portfolio servicing; previously chairing the Economic Development Authority of the City of Richmond, Virginia; past service as a director and Finance Committee member of Ducks Unlimited, Inc. and Ducks Unlimited Canada; state and national offices with Ducks Unlimited, Inc., including Assistant Treasurer and member of the Finance and Audit Subcommittee; and previous service as a director and Audit Committee member of the Apartment Trust of America.

William P. Stafford, President, Princeton Machinery Service, Inc., Princeton, West Virginia.

Mr. Stafford is President and Director of Princeton Machinery Service, Inc., a machine repair business which he founded and successfully operated for over forty (40) years. Mr. Stafford serves as Director and President of the H. P. and Anne S. Hunnicutt Foundation, Inc., and Melrose Enterprises, Ltd. He is a member of Stafford Farms, LLC. Mr. Stafford previously served as a member of the West Virginia Legislature, the West Virginia Natural Resources Commission, the Mercer County Airport Authority and the Mercer County, West Virginia Economic Development Authority. Mr. Stafford has served on numerous civic and community service boards and commissions.

Mr. Stafford's significant business and banking experience qualify him for service as a director. In addition, his state government service, extensive civic and community service, and more than twenty-five (25) years of board service for a publicly traded financial services company provide additional qualifications.

Director Qualifications and Experience. The following table identifies the experience, qualifications, attributes and skills that the Board considered in making its decision to appoint and nominate directors to the Corporation’s Board. This information supplements the biographical information provided above. The vertical axis displays the primary factors reviewed by the Governance and Nominating Committee in evaluating a Board candidate.

	Blankenship, Jr.	Elmore	Hall	Johnson	Kantor	Stafford	Stafford, II
Experience, Qualifications, Skills or Attributes
Professional standing in chosen field	X	X	X	X	X	X	X
Expertise in financial services or related industry	X	X	X	X	X	X	X
Audit Committee Financial Expert (actual or potential)				X
Civic and community involvement	X	X	X	X	X	X	X
Other public company experience (current or past)				X
Leadership and team building skills	X	X	X	X	X	X	X
Diversity of experience, professions, skills, geographic representation and backgrounds	X	X	X	X	X	X	X
Specific skills/knowledge:
- finance	X	X	X	X	X	X	X
- technology							X
- marketing	X	X		X
- public affairs	X	X	X	X	X	X	X
- human resources	X		X	X	X		X
- governance	X	X	X	X	X	X	X

NON-DIRECTOR EXECUTIVE OFFICERS

Executive officers who are not directors of the Corporation, including their title, age and date they became an officer of the Corporation are set forth in the chart below, which is followed by a brief biography describing each named executive’s business experience.

		Executive of
		Corporation
Name and Title	Age	Since

Gary R. Mills, President of Corporation and Chief Executive Officer of First Community Bank	47	2007
David D. Brown, Chief Financial Officer of Corporation and First Community Bank	40	2006
Robert L. Buzzo, Vice President and Secretary of Corporation, President Emeritus and Director of First Community Bank	65	2000
Martyn A. Pell, President of First Community Bank	38	2013
E. Stephen Lilly, Chief Operating Officer of Corporation, Executive Vice President and Chief Operating Officer of First Community Bank	56	2000
Robert L. Schumacher, General Counsel of Corporation, Senior Vice President, General Counsel and Secretary of First Community Bank	64	2001

Gary R. Mills, President of the Corporation and Chief Executive Officer of First Community Bank.

Mr. Mills has served as President of the Corporation and Chief Executive Officer (“CEO”) of First Community Bank since August 31, 2013, and has been employed by the Corporation since 1998. Mr. Mills served as Chief Executive Officer of the Princeton Division of First Community Bank from 1998 until 2005; Senior Vice President of Credit Administration from 2005 to 2006; and most recently as Chief Credit Officer of the Corporation from 2007 until his appointment as President and Chief Executive Officer. Mr. Mills is a Certified Public Accountant and holds a Bachelor of Science degree in Business Administration with a concentration in Accounting from Concord University.

David D. Brown, Chief Financial Officer of the Corporation and First Community Bank.

Mr. Brown has been Chief Financial Officer (“CFO”) of the Corporation and First Community Bank since May 2006, and has been employed by the Corporation since 2005. Prior to joining the Corporation, Mr. Brown served in various positions including Corporate Auditor of United Bankshares, Inc. from 1999 to 2005. From 1997 to 1999, Mr. Brown practiced in the field of public accounting, concentrating his work on tax, accounting, and auditing across a variety of industries. Mr. Brown is a Certified Public Accountant and holds Master of Public Accountancy and Bachelor of Science degrees from West Virginia University.

Martyn A. Pell, President of First Community Bank.

Mr. Pell has served as President of First Community Bank since August 31, 2013, and has been employed by the Corporation since 1993. Prior to his current position, Mr. Pell worked in a plethora of business units, including but not limited to accounting, internal audit, credit administration, and commercial lending. He has also previously served as the Chief Financial Officer for Greenpoint Insurance Group, a subsidiary of the Corporation. Mr. Pell holds a Bachelor of Science degree in Business Administration from West Virginia University, where he graduated magna cum laude, and a Master of Business Administration degree from Wake Forest University.

Robert L. Buzzo, Vice President and Secretary of the Corporation, President Emeritus and Director of First Community Bank.

Mr. Buzzo has been Vice President and Secretary of the Corporation and a director of First Community Bank since June 2000, and has been employed by the Corporation since 1973. Mr. Buzzo previously served as President of First Community Bank and currently serves as its President Emeritus. From October 1994 until June 2000, Mr. Buzzo was the Chief Executive Officer of First Community Bank – Bluefield, a division of First Community Bank. Prior to 1994, Mr. Buzzo served in a variety of leadership positions.

E. Stephen Lilly, Chief Operating Officer of the Corporation, Executive Vice President and Chief Operating Officer of First Community Bank.

Mr. Lilly has been Chief Operating Officer (“COO”) of the Corporation and First Community Bank since June 2000. Mr. Lilly has been employed by the Corporation since 1997. Mr. Lilly has also served in a variety of banking positions and capacities with the Corporation and other banking organizations where he supervised and managed a number of operational elements, implemented new technologies, and successfully migrated and consolidated bank operations and data. Mr. Lilly also has significant experience in process engineering and customer service management.

Robert L. Schumacher, General Counsel of the Corporation and Senior Vice President, General Counsel and Secretary of First Community Bank.

Mr. Schumacher has served as General Counsel of the Corporation and First Community Bank since 2005. He has also served as Senior Vice President and Secretary of First Community Bank since 2001. From 2001 until 2005, Mr. Schumacher served as the Corporation’s CFO and Senior Vice President – Finance. In addition, Mr. Schumacher has previously led First Community Bank’s Trust and Financial Services Division in the capacity of Senior Vice President and Senior Trust Officer. Prior to joining the Corporation in 1983, Mr. Schumacher engaged in the private practice of law in Princeton, West Virginia. Mr. Schumacher is a Certified Public Accountant, a Certified Financial Planner, is licensed to practice law, and holds a Juris Doctor degree from West Virginia University.

CORPORATE GOVERNANCE

Corporate Governance Guidelines. The Board regularly reviews corporate governance developments and considers modifications to its governance charter to clarify and augment the Board’s processes, including those relating to risk oversight.

The Board’s Role in Risk Oversight. The Board of Directors believes that each member has a responsibility to monitor and manage risks faced by the Corporation. At a minimum, this requires members of the Board of Directors to be actively engaged in Board discussions, review materials provided to them, and know when it is appropriate to request further information from management and/or engage the assistance of outside advisors. Furthermore, because the banking industry is highly regulated, certain risks to the Corporation are monitored by the Board of Directors through its review of the Corporation’s compliance with regulations set forth by its regulatory authorities, including recommendations contained in regulatory examinations.

Because the Corporation believes risk oversight is a responsibility for each member of the Board of Directors, it does not concentrate the Board’s responsibility for risk oversight in a single committee. Instead, each committee concentrates on specific risks for which it possess expertise, and each committee regularly reports to the Board of Directors on its findings. For example, the Audit Committee regularly monitors the Corporation’s exposure to certain reputational risks by establishing and evaluating the effectiveness of its programs to report and monitor fraud and by monitoring the Corporation’s internal controls over financial reporting. The Corporation’s Compensation and Retirement Committee monitors risks associated with the design and administration of the Corporation’s compensation.

The Board’s role in risk oversight of the Corporation is consistent with the Corporation’s leadership structure, with the CEO and other members of senior management having responsibility for assessing and managing the Corporation’s risk exposure, and the Board and its committees providing oversight in connection with those efforts.

Independence of Directors

The Board of Directors annually reviews the relationships of each of its members with the Corporation to determine whether each director is independent. This determination is based on both subjective and objective criteria developed by the NASDAQ listing standards and the SEC rules. Based on the subjective and objective criteria developed by the NASDAQ listing standards and the SEC rules, the Board of Directors determined that the following nominees and current members of the Board of Directors are independent: W. C. Blankenship, Jr.; Franklin P. Hall; Richard S. Johnson and I. Norris Kantor. William P. Stafford, II is not independent because he is an executive officer of the Corporation. William P. Stafford is not independent because he is a Family Member, as defined in the NASDAQ Market Rules, of William P. Stafford, II. Although neither an Executive Officer nor family member of an Executive Officer, Samuel L. Elmore is not independent because he was employed in a part-time consulting capacity by First Community Bank, the Corporation’s wholly owned banking subsidiary, during 2013 in the Raleigh County, West Virginia market.

The NASDAQ listing standards contain additional requirements for members of the Audit Committee, the Compensation and Retirement Committee and the Governance and Nominating Committee. All of the directors serving on the Audit Committee and Compensation and Retirement Committee are independent under the additional requirements applicable to such committees. Two members of the Governance and Nominating Committee are independent with the third, Samuel L. Elmore, currently serving under the exceptional and limited circumstances exemption under NASDAQ Rule 5605(e)(3). The Corporation's Board of Directors believes that Mr. Elmore's service on the Governance and Nominating Committee is in the best interests of the Corporation and its Shareholders as further described beginning on page 12. The Board considered the following relationship in evaluating the independence of the Corporation’s Directors and determined that this relationship does not constitute a material relationship with the Corporation and satisfies the standards for independence:

Director Johnson serves as Chairman, President and CEO of The Wilton Companies. The Wilton Companies are comprised of three (3) entities under common management. During 2014, the Corporation and its affiliates leased office space from two (2) of these entities, one (1) of which leases expired on August 31, 2014, and was not renewed. Director Johnson holds an equity ownership in this entity. The annual lease payments did not exceed the greater of five percent (5%) of The Wilton Companies’ and its subsidiaries’ consolidated revenues for 2014 or $200,000, and therefore, the relationship satisfied the standards for independence.

The Board of Directors and Board Meetings

Board Leadership Structure. William P. Stafford, II currently serves as CEO of the Corporation and as Chairman of the Board of Directors. The role of the CEO is to set the strategic direction for the Corporation and manage its performance, while the Chairman of the Board is tasked with setting the agenda for Board meetings and presiding over meetings of the Board. The Board of Directors believes combining the roles of CEO and Chairman of the Board is in the best interests of the Corporation at this time, as doing so best positions the Corporation to carry out its strategic plan for core growth; increases value for shareholders; provides for greater accountability and transparency; enhances oversight of operations; and provides for greater Board involvement.

Standards of Conduct. All directors, officers and employees of the Corporation must act ethically at all times and in accordance with the policies comprising the Corporation’s Standards of Conduct (“Code”), which is available at the Corporation’s website (www.fcbinc.com) and available in print to any stockholder upon request. Certification of compliance with the Code is required on an annual basis. Only the Board of Directors may waive a provision of the Code for directors and executive officers and shall only do so for just cause in an instance where the underlying ethical objective will not be violated. No waivers were granted to any director or officer during 2014. Amendments to the Code will be published on the Corporation’s website, as required by SEC rules. If an actual or potential conflict of interest arises for a director, the director must promptly inform the Board.

Communicating Concerns to Directors. The Audit Committee and the non-management directors have established procedures to enable any employee who has a concern about the Corporation’s conduct, policies, accounting, internal accounting controls or auditing matters, to communicate that concern directly to the Board through an e-mail or written notification directed to the Chairman of the Audit Committee. Such communications may be confidential or anonymous. A notification explaining how to submit any such communication is provided to all new employees during orientation, is available in the employee handbook and on the Intranet, and can be found posted on bulletin boards at each location of the Corporation and its subsidiaries. The status of any outstanding concern is reported to the non-management directors of the Board periodically by the Chairman of the Audit Committee.

Stockholder Communications. Stockholders may communicate with all or any member of the Board of Directors by addressing correspondence to the Board of Directors or to the individual director. Stockholders may address such communication to Secretary, First Community Bancshares, Inc., P. O. Box 989, Bluefield, Virginia 24605-0989, and all communications so addressed will be forwarded to the Chairman of the Board of Directors or to the individual director to whom such correspondence is directed, without exception.

Board Meetings

The Board of Directors held nine (9) regular meetings, as well as five (5) special meetings, three (3) meetings held jointly with the Bank board, and one (1) strategic planning session, in 2014. No member attended fewer than seventy-five percent (75%) of the Board meetings or committee meetings on which the member sits. Each director is expected to devote sufficient time, energy and attention to ensure diligent performance of the director’s duties and to attend all regularly scheduled Board, committee, and stockholder meetings. It is the Board’s policy that the directors should attend the Annual Meeting absent exceptional circumstances. All current directors attended the 2014 Annual Meeting.

Board Committees

The Board of Directors has adopted written charters for three (3) of its four (4) standing committees: the Audit Committee, the Compensation and Retirement Committee (the “CRC”), and the Governance and Nominating Committee. A current copy of each committee charter is available for review and/or printing on the Corporation’s website at www.fcbinc.com.

Audit Committee. The members of the Audit Committee are Director Blankenship, who chairs the Committee; Director Hall; and Director Johnson. The Board has determined that Mr. Johnson is the Audit Committee financial expert. The Audit Committee is primarily concerned with the integrity of the Corporation’s financial statements, the independence and qualifications of the independent registered public accounting firm and the performance of the Corporation’s internal audit function and independent registered public accounting firm. Its duties include: (1) selection and oversight of the independent registered public accounting firm; (2) review of the scope of the audit to be conducted by the independent registered public accounting firm, as well as the results of their audit; (3) oversight of the Corporation’s financial reporting activities, including the annual report, and the accounting standards and principles followed; (4) discussion with management of its risk assessment and management policies, including risk relating to the financial statements and financial reporting process and the steps taken by management to monitor and mitigate such risks; (5) approval of audit and non-audit services provided to the Corporation by the independent registered public accounting firm; and (6) review of the organization and scope of the Corporation’s internal audit function and its disclosure and internal controls. The Audit Committee held eight (8) meetings during 2014. The Audit Committee’s report is on page 31.

Executive Committee. The members of the Executive Committee are Director Stafford II, who chairs the Committee; Director Blankenship; Director Elmore; Director Hall; Director Johnson; Director Kantor; and Director Stafford. The Executive Committee met on two (2) occasions in 2014. The Committee, subject to the supervision and control of the Board of Directors, has been delegated substantially all of the powers of the Board to act between meetings of the Board, except for certain matters reserved to the Board by law.

Compensation and Retirement Committee. The members of the CRC are Director Johnson, who chairs the Committee; Director Blankenship; and Director Kantor. The CRC’s primary duties and responsibilities are to: (1) review, evaluate and determine annually the executive officers’ and directors’ compensation and the corporate goals and objectives relevant thereto, and to evaluate the executive officers’ performance in light of such goals and objectives; (2) review and evaluate all compensation decisions otherwise made by the President and CEO; (3) review, evaluate and determine all equity-based incentive awards; (4)  review organizational systems and plans relating to management development and succession planning; and (5) review and discuss with management the proxy statement’s Compensation Discussion and Analysis and produce the CRC report. The CRC does not delegate any of its responsibilities to subcommittees.

The President and CEO of the Corporation provide the CRC with a performance assessment and compensation recommendation for each of the other executive officers of the Corporation. The CRC has the authority to retain or obtain the advice of any advisors as the CRC deems necessary in the performance of its duties. In 2014, the CRC directly engaged Mathews, Young – Management Consulting (“Mathews Young”) to provide compensation analysis and advice regarding base and incentive compensation for employees of the Corporation. At the request of the CRC, Mathews Young: (i) developed a peer group analysis for the CRC’s review of compensation levels; (ii) formulated recommendations for base and incentive compensation; and (iii) developed recommendations for an incentive program for the special assets department. Mathews Young was not retained to provide any other services to the Corporation. Retention of Mathews Young by the CRC raised no conflicts of interest. The CRC held four (4) meetings in 2014. The CRC’s report is on page 18.

Compensation and Retirement Committee Interlocks and Insider Participation. None of the members of the CRC are or were formerly officers or employees of the Corporation or any of its subsidiaries. Finally, none of the executive officers of the Corporation served on any compensation committee or any board of directors of another company, of which any of the Corporation’s Board members was also an executive officer.

Governance and Nominating Committee. The members of the Governance and Nominating Committee are Director Blankenship, who chairs the Committee; Director Kantor; and Director Elmore. Both Mr. Blankenship and Mr. Kantor are independent. Mr. Elmore is currently serving as a non-independent member of this Committee pursuant to the exceptional and limited circumstances exemption under NASDAQ Rule 5605(e)(3). While Mr. Elmore was employed by the Corporation’s banking subsidiary until May 31, 2013, in a part-time consulting capacity and, as such, is not currently deemed to be independent, he is not an Executive Officer, employee or Family Member of an Executive Officer under the NASDAQ Market Rules. The Corporation's Board of Directors has considered the current Board membership, the existing membership of all Board committees, and Mr. Elmore’s extensive qualifications and experience in the banking industry, and believes that Mr. Elmore's service on the Governance and Nominating Committee is necessary to ensure diversification among the independent Board committees, and is therefore in the best interests of the Corporation and its shareholders. The Committee’s responsibilities include the selection of director nominees for Board service and the development and review of governance guidelines. The Committee also: (1) oversees evaluations of the Board, as well as director performance and Board dynamics; (2) makes recommendations to the Board concerning the structure and membership of the Board committees; and reviews, approves, and ratifies transactions with related persons. This Committee held five (5) meetings in 2014.

Director Candidates, Qualifications and Diversity. In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by stockholders, the Governance and Nominating Committee considers a number of criteria, including, without limitation, the candidate’s integrity, business acumen, age, experience, commitment, diligence, geographic representation, conflicts of interest and the ability to act in the interests of all stockholders. The Governance and Nominating Committee believes diversity should be considered in the director identification and nomination process. The Governance and Nominating Committee seeks nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds. The Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees. The Corporation believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities.

The Committee will consider all stockholder recommendations for candidates for the Board, which should be sent to the Governance and Nominating Committee, c/o Secretary of First Community Bancshares, Inc., P. O. Box 989, Bluefield, Virginia 24605-0989. The Corporation believes that directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the stockholders. The Committee also considers candidates recommended by current directors, officers, employees and others. The Committee evaluates all nominees for director in the same manner and typically bases its initial review on any written materials submitted with respect to the candidate.

Meetings of Non-management Directors. The non-management directors met without any management director or employee present on at least two (2) occasions in 2014.

COMPENSATION DISCUSSION AND ANALYSIS

This section provides a brief explanation of material information relevant to understanding the objectives, policies and philosophy underlying the Corporation’s compensation programs for named executives as well as other employees included in any incentive compensation program.

The Corporation’s Compensation Philosophy

The goal of the Corporation’s executive compensation program is to retain and reward officers who create long-term value for stockholders through consistent financial and operating performance coupled with strong leadership. This overriding objective affects all elements of the compensation program. The intent is to align an executive’s long-term interests as closely as possible with those of stockholders and to motivate high performing executives to continue with the Corporation for long productive careers.

Summary of Awards in 2014

The CRC and management believe the Corporation’s best interests are served by maintaining consistency in its compensation philosophy and implementation and that discretion should be used in times of prosperity as well as times when either the Corporation or the overall economy, or both, are performing below expectations.

Based on 2013 performance, which did not meet expectations sufficient to warrant base compensation enhancement or annual incentive compensation, the Corporation did not approve any compensation adjustments, award any discretionary cash bonuses, or grant any long-term incentive equity compensation for the named executives in 2014.

However, in both 2013 and 2014, the Corporation achieved a three-year average growth rate in core diluted earnings per share of not less than five percent (5%). Accordingly, a scheduled vesting of restricted stock awarded to named and other executives and other employees on May 28, 2013 and December 31, 2013, under the First Community Bancshares, Inc. 2012 Omnibus Equity Compensation Plan, occurred on May 28, 2014, resulting in the vesting of 17.2% of the restricted stock awards previously granted and it is anticipated that an additional vesting of 17.2% will occur on May 28, 2015.

Considerations Used to Determine Compensation

Below is a summary of factors considered by the CRC affecting compensation for named executive officers. The CRC performed its evaluation of compensation in light of the executive’s performance, the Corporation’s performance, the current economic environment, and Corporation’s long-standing practice of prudent executive compensation administration.

Emphasis on Consistent and Sustained Performance. The Corporation’s compensation program provides pay opportunities for those executives demonstrating superior performance for sustained periods. Each of the named executives has served the Corporation for many years, and each has held diverse positions with growing levels of responsibility. Relative compensation reflects previous contributions and anticipated future contributions to the Corporation’s long-term success. In evaluating sustained performance, the Corporation also gives weight to the relative performance of each executive in his or her particular industry segment or function. The CRC also uses its judgment in determining named executive compensation adjustments and incentive awards, if any. This long-term view has the effect of encouraging executives to focus on sustaining acceptable, long-term financial performance.

Importance of Corporation Results. The CRC places substantial weight on the Corporation’s overall financial success, including achievement of short and long-term strategic goals and annual financial results. The CRC is of the opinion that the named executives share the responsibility of supporting the Corporation’s overriding goals and objectives as part of the management team.

Judgment Versus Formula-Driven. The CRC does not use formulas in determining the level or mix of compensation. It evaluates a wide range of quantitative and qualitative factors, which include consistency in reaching targeted goals, the ability to perform in both good and challenging economic times, a history of integrity, evidence that the executive uses good judgment, and his or her ability to lead and create future value for the Corporation.

Risk Considerations in the Compensation Program. The CRC views the Corporation’s compensation program with a long-term focus. Under the program, the greatest amount of compensation can be achieved over long periods of time through sustained superior performance. The Corporation believes this provides a strong incentive to manage the Corporation for the long term with a clear message to avoid excessive risk in the near term. The CRC maintains full discretion to adjust compensation based upon performance and adherence to the Corporation’s values.

In 2014, the CRC continued its intensive review of the relationship between risk management and incentive compensation to ensure that incentive compensation does not encourage unnecessary or excessive risks. The CRC reviewed the incentive compensation arrangements for the Corporation’s named executives and other top executives in various manners to ensure that their incentive compensation arrangements do not encourage them to take unnecessary and excessive risks that threaten the value of the Corporation. The CRC concluded that the Corporation’s compensation policies and practices do not encourage excessive or inappropriate risk and instead encourage behaviors that support sustainable long-term value creation. For instance, the CRC does not use highly leveraged, short-term incentives that drive high-risk investments at the expense of long-term company value. Rather, the Corporation’s annual incentive compensation is based on balanced performance metrics that promote disciplined progress focused on longer-term goals.

Future Compensation Opportunity. The CRC intends to continue to provide a mix of different compensation elements. The CRC believes that each named executive should have a portion of his or her compensation be contingent upon how well the Corporation operates and how well its stock performs in the long run.

Use of Compensation Consultants. Because of the enhanced level of regulation and scrutiny on executive compensation, the CRC retains independent compensation consultants as needed to provide technical advice and information related to compensation for all employees of the Corporation. In 2014, Mathews, Young - Management Consulting was the independent consultant of the CRC. With the guidance of Mathews Young, the CRC considered executive compensation as a whole, including all of the aforementioned factors, as well as comparison to a long-established peer group of similarly sized and situated financial service institutions. The CRC does not target specific compensation levels within this group of peers institutions, but rather uses the comparative data as a reference tool after determining the types and amounts of compensation based upon the CRC’s own evaluation.

Employment Agreements. Prior to his employment as CEO of the Corporation, Mr. Stafford, II, served solely as an independent director and Chairman of the Board of the Corporation, and was accordingly under no employment agreement. Upon Mr. Stafford’s employment and since reorganization of the executive management team, management and the CRC have been developing an improved, prototype executive employment agreement. When complete, the CRC anticipates each of the Corporation’s key executives, including each of the named executives, executing the new prototype agreement. The new agreements will result in greater uniformity among the executive officers concerning the terms of their employment and treat the executive officers as a team. The execution of said agreements will be reported on a Form 8-K upon execution.

With the exception of Mr. Stafford, II, all named executives were covered in 2014 by previously executed employment agreements, each of which include change of control protection for the executive and non-compete and non-solicitation requirements for the protection of the Corporation.

The employment agreement with Mr. Lilly, originally entered into on October 7, 2002, was amended and restated as of December 16, 2008, to comply with Section 409A of the Internal Revenue Code of 1986, as amended. Mr. Lilly’s agreement has an initial term of three (3) years and is renewed for an additional three (3) year term each January 1st unless the Corporation or Mr. Lilly give notice that the employment term will not be extended. In the event there is a change of control of the Corporation and Mr. Lilly’s employment is terminated, either voluntarily or by the Corporation, within two (2) years of such change of control, the Corporation will pay Mr. Lilly severance pay in the form of a lump sum payment of 2.99 times his base salary then in effect on the date of termination. Furthermore, the Corporation may terminate Mr. Lilly’s employment at any time for “Cause” (as defined in the employment agreement) without further obligation owed. If the Corporation terminates employment for any reason other than for “Cause” or Mr. Lilly terminates his employment for “Good Reason” (as defined in the employment agreement), the Corporation will generally be obligated to provide the compensation and benefits specified in the agreement for the balance of the term of the agreement, but not less than thirty (30) months following the date of termination. Upon the termination of his employment, Mr. Lilly will be subject to non-competition and non-solicitation restrictions. If Mr. Lilly dies while employed by the Corporation, the Corporation will pay his estate through the end of the month in which his death occurs. If his employment is terminated as a result of permanent disability as determined pursuant to the agreement, then the Corporation has the right to terminate employment before the end of the applicable term.

The Corporation also previously entered into initial employment agreements with Messrs. Mills, Brown and Pell on December 16, 2008. These agreements contain substantially similar terms and are modeled after the agreement with Mr. Lilly. The agreements with Messrs. Mills, Brown and Pell have an initial term of two (2) years, and are renewed for an additional two (2) years each January 1st unless the Corporation or the respective executive gives notice that the employment term will not be extended. Mr. Mills’, Mr. Brown’s, and Mr. Pell’s agreements provide for a lump sum payment of 2.00 times base salary, in the event of a change of control coupled with terminated employment either without “Cause” by the Corporation or by the executives for “Good Reason” (as defined in their respective agreements). Furthermore, the Corporation may terminate the employment of Messrs. Mills, Brown, or Pell at any time for “Cause” (as defined in each respective officer’s employment agreement) without further obligation owed. If the Corporation terminates employment for any reason other than for “Cause” or if Messrs. Mills, Brown, or Pell terminates his employment for “Good Reason” (as defined in the respective employment agreement), the Corporation will generally be obligated to provide compensation and benefits specified in the agreement for the balance of the term of the agreement, but not less than eighteen (18) months following the date of termination. Upon the termination of their employment, Messrs. Mills, Brown, and Pell will be subject to non-competition and non-solicitation restrictions. If Messrs. Mills, Brown, or Pell die while employed by the Corporation, the Corporation will pay his estate through the end of the month in which his death occurs. If their employment is terminated as a result of permanent disability as determined pursuant to the agreement, then the Corporation has the right to terminate employment before the end of the applicable term.

Compensation Elements Used to Achieve the Corporation’s Goals

The Corporation uses the compensation elements discussed below as a means to reward, retain and align executives’ interests with the long-term interests of the Corporation and stockholders.

The CRC attempts to balance the various elements of compensation among annual base compensation (current cash payments), annual incentive awards (when appropriate), and long-term retention and incentive equity awards.

Base Compensation. The amount of base compensation for each named executive depends upon the scope of the executive’s duties, his or her individual performance and length of service, and his or her leadership ability. Current salary impacts decisions regarding salary adjustments relative to peers (within and outside the Corporation). Base compensation is paid in the form of cash at regular payroll intervals along with all other employees of the Corporation and reviewed annually.

Annual Incentive Compensation. For each named executive, the CRC may award discretionary cash and/or restricted stock incentive compensation based upon the previous year’s performance as evaluated by the CRC, CEO and the President (except the CEO and President do not participate in their own incentive determinations).

Long Term Retention and Incentive Equity Compensation. The Corporation’s equity incentive program is designed to reward long-term performance, retain named executives, and align executives’ interests with those of stockholders. The CRC uses stock options and stock awards which are designed to deliver reasonable, but meaningful, equity interests in the Corporation over a rolling five (5) year period.

On February 28, 2012, the Board of Directors approved the First Community Bancshares, Inc. 2012 Omnibus Equity Compensation Plan (the “2012 Plan”), which in turn was approved by stockholders at the 2012 Annual Meeting. The Board of Directors effectively replaced all prior equity plans with this single plan that conforms to current best governance practices. As of the date of the mailing of this proxy, there have been eight (8) grants under the 2012 Plan to the named executive officers, none of which occurred in 2014.

Deferred Compensation. The Corporation offers a qualified defined contribution plan known as the “KSOP” to most of its employees, including the named executives. However, the named executives, as well as certain other key executives, are unable to fully participate in the KSOP due to certain restrictions on their deferrals based upon annual testing limits imposed by the Internal Revenue Code. The Corporation accordingly provides a non-qualified deferred compensation plan (discussed in more detail elsewhere in this proxy statement) referred to as the “WRAP” plan as a mechanism to allow highly compensated participants to defer a portion of their compensation that may not otherwise be deferred under the Corporation’s qualified plan. The WRAP plan is intended to promote retention of key executives by providing a long-term savings vehicle on a tax efficient basis.

Pension Plans. The Corporation provides a defined retirement benefit to the named executives and certain other key executives pursuant to a supplemental executive retention plan (“SERP”). Each executive’s SERP is unfunded and designed to provide a benefit paid upon separation from service at or after age 62. The benefit is targeted at thirty-five percent (35%) of final compensation projected at an assumed three percent (3%) salary progression rate, and subject to an annual benefit limit of $80,000. Vesting is on a graded schedule as follows: twenty-five percent (25%) vesting after five (5) years of service; fifty percent (50%) vesting after ten (10) years of service; seventy-five percent (75%) vesting after fifteen (15) years of service; an additional five percent (5%) vesting for each year of service beyond fifteen (15) years, and full vesting after twenty (20) years of service or reaching age 62, whichever occurs first.

Considerations Used in Setting Base Compensation for 2014 and Annual Incentive Compensation for 2013 Performance

Each year, and on a continuing basis, the Corporation develops short and long term objectives necessary for it to be successful. These objectives for the most part mirror the Corporation’s strategic plan and annual financial budget planning sessions, during which the Corporation’s performance and growth opportunities are analyzed and goals and objectives are established for the upcoming year(s). These objectives include both objective financial metrics and quantitative and qualitative strategic and operational goals. The CRC uses these objectives to evaluate the performance of the CEO and President. However, each financial metric or quantitative goal used by the CRC in this process is only one of many considerations. Resulting evaluations and any resulting incentive or other compensation is not formula-driven. The CRC, President and CEO believe this process focuses the Board, CRC, CEO, President and the entire management team on factors that create long-term stockholder value. The CRC discusses with the President and the CEO these factors as they relate to their respective compensation. The President and CEO do not participate in the final determination of their respective compensation.

In 2014, the CRC worked closely with the CEO and President to monitor base and incentive compensation of other named executives. The CRC’s goal is to achieve a balance of base compensation and incentives that both contributes to retention of a qualified management team and ensures that the Corporation remains competitive over the long term.

Each of the other named executives is a leader of an individual business or function of the Corporation. As part of the executive management team, they report directly to the President, who develops the objectives that each individual is expected to achieve, and against which their performance is assessed. These objectives are reviewed with the CRC and are also derived largely from the Corporation’s financial, budget and strategic planning processes. The President assesses each named executive’s individual performance against the objectives, the Corporation’s overall performance and the performance of the executive’s business or function. The President and CEO then report base compensation levels, including any adjustments, as well as proposed annual incentive compensation for each named executive to the CRC. The CRC then approves proposed annual incentive compensation and/or long-term retention and incentive equity compensation, if any, for the named executives, other members of the management team, and other employees. The named executives do not play a role in the determination of their compensation except for their discussion with the President, CEO and/or CRC regarding their individual performance against predetermined objectives.

Prior to appointment to their present positions, Mr. Stafford, II, served as a Board member since 1994 and as Chairman of the Board since 2010, and Mr. Mills served as an officer of the subsidiary bank since 1998 and as its Chief Credit Officer since 2007. When Mr. Stafford, II, and Mr. Mills assumed their present positions in the third (3rd) quarter of 2013, the CRC set base compensation for each commensurate with the responsibilities of each position and their prior experience, but which also reflected their absence of prior experience in their new roles. With respect to Mr. Stafford, II, initial base compensation also reflected his agreement with the Board to spend the significant majority, but less than all, of his time in management of the Corporation, which allowed Mr. Stafford, II, to remain a member of his firm and continue his law practice on a much reduced scale. Based on consideration of the above factors, and the relatively short time since assuming their present positions, the CRC did not adjust base compensation for the CEO or President in 2014. In addition, based on 2013 performance and the change in strategic direction, the CRC did not award any annual incentive compensation to the named executives in 2014.

Determination Not to Award Any Annual Incentive Compensation or Equity Compensation in 2014

As noted above, the CRC determined not to award any discretionary annual incentive compensation or grant any long-term retention and incentive equity compensation to the named executive officers in 2014. This should not be viewed as a negative reflection on the performance of the named executives; rather, this decision reflects less than desired performance of the Corporation in 2013 under a previous strategic plan, the length of time since some of the named executives assumed management of the Corporation in the third (3rd) quarter of 2013, and the Company’s dedication to focusing on the long-term interests of the shareholders.

Compensation and Retirement Committee Report

The CRC has reviewed the CD&A and discussed that analysis with management. Based on its review and discussions with management, the CRC recommended to the Board of Directors that the CD&A be included in the Corporation’s 2014 Annual Report on Form 10-K and the Corporation’s 2015 proxy statement. The following independent directors, who comprise the CRC, provide this report:

Richard S. Johnson (Chairman)

W.C. Blankenship, Jr.

I. Norris Kantor

2014 Summary Compensation Table

Name of Individual / Capacities Served	Year	Salary	Bonus	Stock Awards (1)	Option Awards	Change in Pension Value and Non-qualified Deferred Compensation Earnings (2)	All Other Compensation (3)	Total (4)

William P. Stafford, II	2014	$200,013	$-	$-	$-	$344,175	$18,413	$562,601
Chief Executive Officer	2013	73,082	-	63,551	-	-	-	136,633

Gary R. Mills	2014	300,000	-	-	-	10,655	28,699	339,354
President	2013	230,192	32,300	91,028	-	9,354	31,203	394,077
	2012	190,000	20,000	-	-	8,204	24,723	242,927

David D. Brown	2014	225,000	-	-	-	9,026	23,894	257,920
Chief Financial Officer	2013	185,054	41,600	69,277	-	7,855	23,805	327,591
	2012	166,400	20,000	-	-	7,216	21,050	214,666

Martyn A. Pell	2014	255,000	-	-	-	11,271	27,408	293,679
President - First	2013	199,326	33,000	77,169	-	26,125	10,531	346,151
Community Bank	2012	161,731	20,000	-	-	-	20,323	202,054

E. Stephen Lilly	2014	252,000	-	-	-	50,998	47,263	350,261
Chief Operating Officer	2013	252,000	50,400	79,200	-	44,577	42,590	468,767
	2012	252,000	25,000	-	-	38,933	39,861	355,794

(1)

Shares of restricted stock granted in 2013 were made under the First Community Bancshares, Inc. 2012 Omnibus Equity Compensation Plan as approved by shareholders on April 24, 2012. Forty-eight and two-fifths percent (48.4%) of the restricted stock awards granted on May 28, 2013 and December 31, 2013 immediately vested upon the grant date. The remaining shares of restricted stock will equally vest over a three-year period. Additional vesting occurred on May 28, 2014. Vesting is based upon continued employment through the vesting date and performance-based conditions as described in the Compensation Discussion and Analysis. All restricted shares will immediately vest upon a change of control of the Corporation or the executive officer’s death, disability or retirement.

(2)

The amounts in this column represent the increase in the actuarial net present value of all future retirement benefits under the SERPs. The net present value of the retirement benefits used to calculate the net change in benefits was determined using the same assumptions used to determine our retirement obligations and expense for financial statement purposes. Additional information about our SERP is included on page 17. We have not provided above-market or preferential earnings on any nonqualified deferred compensation and, accordingly, no such amounts are reflected in the table.

(3)	The amounts in this column are detailed on the following table entitled “2014 All Other Compensation.”
(4)

Salary and bonus amounts paid to the named executive officers as a percentage of total compensation are as follows for 2014: Mr. Stafford, II – thirty-six percent (36%); Mr. Mills – eighty-eight percent (88%), Mr. Brown – eighty-seven percent (87%); Mr. Pell – eighty-seven percent (87%) and Mr. Lilly – seventy-two percent (72%).

2014 All Other Compensation

The Corporation provides the named executives with additional benefits as shown in the “All Other Compensation” column of the “2014 Summary Compensation Table” shown above, that it believes are reasonable, competitive and in line with the Corporation’s overall executive compensation program. The Corporation provides additional detail of those benefits in the table below.

Name of Individual	Year	Total Retirement Plan Matching Contribution	Split Dollar Life Insurance (1)	Executive Life Insurance (2)	Perquisites (3)	Total

William P. Stafford, II	2014	$6,142	$-	$2,671	$9,600	$18,413
	2013	-	-	-	-	-

Gary R. Mills	2014	20,045	-	4,662	3,992	28,699
	2013	17,169	-	1,930	12,104	31,203
	2012	15,966	-	1,788	6,969	24,723

David D. Brown	2014	8,524	-	1,777	13,593	23,894
	2013	9,619	-	1,101	13,085	23,805
	2012	8,300	-	1,022	11,728	21,050

Martyn A. Pell	2014	13,710	-	2,036	11,662	27,408
	2013	-	-	931	9,600	10,531
	2012	12,499	-	855	6,969	20,323

E. Stephen Lilly	2014	24,960	444	8,266	13,593	47,263
	2013	23,061	418	6,026	13,085	42,590
	2012	20,432	396	5,551	13,482	39,861

(1)	Imputed income on Corporation funded premiums or split dollar plans.
(2)	Corporation funded premium on executive life program.
(3)	Perquisites consist of country club dues and/or automobile allowance in each instance.

2014 Other Benefits

The Corporation provides other perquisites and personal benefits that the Corporation and the CRC believe are reasonable and consistent with its overall compensation program to better enable the Corporation to attract and retain superior employees for key positions. The CRC periodically reviews the levels of perquisites and other personal benefits provided to the named executives.

Outstanding Equity Awards at December 31, 2014

The following table includes information on the current holdings of unexercised stock option and stock awards that have not yet vested by the named executive officers as of December 31, 2014. Each equity grant is shown separately for each named executive.

	Option Awards				Stock Awards
							Equity Incentive Plan Awards
	Number of Securities Underlying Unexercised Options (1)		Option Exercise	Option Expiration	Number of Shares or Units of Stock That Have	Market Value of Shares or Units of Stock That Have	Number of Unearned Shares, Units or Other Rights That Have	Market or Payout Value of Unearned Shares, Units or Other Rights That Have
Name	Exercisable	Unexercisable	Price	Date	Not Vested (2)	Not Vested (3)	Not Vested (4)	Not Vested (3)

William P. Stafford, II	-		$-		838	$13,802	839	$13,818

Gary R. Mills	233		13.94	02/05/35	1,258	20,719	845	13,917
	865		24.65	02/05/35			413	6,802
	3,025		29.15	02/05/35
	5,000		32.50	06/08/15

David D. Brown	10,000		35.00	10/24/16	970	15,976	845	13,917
							126	2,075

Martyn A. Pell	648		13.94	04/29/43	1,070	17,623	756	12,451
	864		24.65	04/29/43			313	5,155
	1,512		29.15	04/26/43

E. Stephen Lilly	7,551		19.80	06/26/25	1,120	18,446	1,121	18,463
	2,156		13.94	06/26/25
	7,550		24.65	06/26/25
	7,550		29.15	06/26/25

(1)	All options listed in the above table are vested.
(2)

The number of shares of restricted stock in this column represents the number of shares of restricted stock granted in 2013 that are no longer subject to performance conditions except for the condition that the named executive officer remains an executive on May 28, 2015.

(3)	The market value is determined by multiplying the closing market price of the Corporation’s common stock on December 31, 2014 of $16.47 by the number of shares in the preceding column.
(4)

The number of shares of restricted stock in this column is subject to the performance conditions and continued employment of the named executive officer as further described in the Compensation Discussion and Analysis. These shares were granted in 2013 and will fully vest on May 28, 2016.

2014 Option Exercises and Stock Vested

The following table provides information for the named executive officers with respect to (1) stock option awards exercised during 2014, including the number of shares acquired upon exercise and the value realized at such time, and (2) the number of shares acquired upon the vesting of restricted stock awards and the value realized at such time, before the payment of any applicable withholding tax and brokerage commissions.

	Option Awards		Stock Awards
	Shares		Shares
	Acquired on	Value	Acquired on	Value
Name	Exercise	Realized	Vesting	Realized (1)

William P. Stafford, II	-	$-	839	$12,493
Gary R. Mills	-	-	1,258	18,732
David D. Brown	-	-	971	14,458
Martyn A. Pell	-	-	1,069	15,917
E. Stephen Lilly	-	-	1,121	16,692

(1)	Total value realized on vesting is equal to the number of shares acquired on vesting multiplied by the market price of the underlying securities on the vesting date of May 28, 2014 ($14.89).

2014 Pension Benefits

The table below sets forth the details on pension benefits for the named executives under the following plan:

The Corporation’s Executive SERP. The Corporation’s SERP is unfunded and not qualified for tax purposes. The values in the following table reflect the actuarial present value of the named executive officer’s accumulated benefit under the SERP, computed as of December 31, 2014. Refer to page 17 of this proxy statement for a more detailed discussion of the SERP and to Note 13 of the Consolidated Financial Statements in the Annual Report for the year ended December 31, 2014 for discussion of the methodologies and assumptions underlying the projected SERP benefits.

		Number of	Present Value of	Payments
		Years Credited	Accumulated	During Last
Name	Plan Name	Service	Benefit	Fiscal Year

William P. Stafford, II (1)	SERP	21	$344,175	-
Gary R. Mills	SERP	16	74,299	-
David D. Brown	SERP	10	50,363	-
Martyn A. Pell	SERP	4	37,396	-
E. Stephen Lilly	SERP	17	355,490	-

(1)	The number of years of credited service includes years of service as a director of the Corporation.

2014 Non-Qualified Deferred Compensation

Deferral of Salary.  The named executive officers, like any employee otherwise ineligible to fully participate in the KSOP, who meets the Internal Revenue Code definition of being “highly compensated,” have historically been eligible to elect to defer up to seventy-five percent (75%) of their compensation to the Corporation’s WRAP plan, the same as other not highly compensated employees can defer to the KSOP.  Deferrals to the WRAP are invested as directed by each participant and are matched at the discretion of the Board of Directors in conjunction with and subject to limits established each year by the Board of Directors for elective deferrals to the KSOP.  Earnings on deferrals are based on the investment elections made by the individual WRAP participants and no guaranteed return is available to any of the Named Executive Officers participating in the WRAP.  WRAP participants have the option to invest in most of the same funds available to the Corporation’s KSOP participants and also have the option to establish investment accounts with Ameritrade, where they can pick and choose other investments.  On an annual basis, each WRAP participant is allowed to designate or modify the percentage of salary to defer to the WRAP in compliance with Internal Revenue Code Section 409A.  The table below provides detail regarding non-qualified deferred compensation of the named executive officers, which for 2014 included only the deferral of a portion of salaries to the WRAP plan.  Balances previously deferred by the named executives to a second non-qualified plan, known as the “Deferred Compensation Plan,” which the Corporation amended and terminated on December 22, 2010, with said termination effective December 31, 2010, have been combined with the WRAP deferrals and reported in a single table below.  Distributions from the WRAP are only available post-termination or retirement and cannot be taken without a minimum of six (6) months’ separation from employment in compliance with Internal Revenue Code Section 409A.

Name	Executive Contributions in Last Fiscal Year (1)	Corporation Contributions in Last Fiscal Year (1)	Aggregate Earnings in Last Fiscal Year (2)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
William P. Stafford, II	$-	$-	$-		$-
Gary R. Mills	6,000	2,756	3,031	-	99,207
David D. Brown	-	-	-	-	-
Martyn A. Pell	6,904	-	598	-	14,783
E. Stephen Lilly	10,464	4,993	5,222	-	172,385

(1)

The amounts reported under “Executive Contributions” are included in each named executive’s amount under the “Salary” column in the “2014 Summary Compensation Table.” The amounts reported under “Corporation Contributions” are included in each named executive’s amount under the “2014 All Other Compensation” column in the “2014 Summary Compensation Table.” The Corporation contributions reflected in the above table are reflective of amounts deferred by the executives in the prior plan year, but matched by the Corporation in the subsequent year. The Corporation does not match executive contributions to the Deferred Compensation Plan.

(2)	The amounts reported under “Aggregate Earnings” are not included in each named executive’s amount under the “Salary” column in the “2014 Summary Compensation Table.”

Potential Payments Upon Termination

The information below describes the compensation that would become payable under existing plans and agreements based on the named executive officer’s actual termination of employment coupled with the assumption that the named executive officer’s employment had terminated on December 31, 2014, given the named executive’s compensation, years of service and a presumed age of 62.

These benefits are in addition to benefits generally available to other non-executive officers, who are salaried employees, such as distributions under the KSOP and disability insurance benefits. The Corporation has estimated the amounts of compensation payable to each named executive under a variety of termination circumstances, including: early retirement, involuntary termination not for “Cause,” termination for “Cause,” termination following a change of control and in the event of the death of the named executive.

Since a variety of factors might affect the nature and amount of any benefits payable upon the events discussed below, actual amounts may vary from what the Corporation has projected.

Regardless of the manner in which a named executive’s employment terminates, he or she may be entitled to receive amounts earned during his or her term of employment. Such amounts include:

•	option or stock award grants made pursuant to the 1999 Plan, 2004 Plan, or 2012 Plan that vest through the most recently completed fiscal year;
•	amounts contributed under the KSOP and the Corporation’s non-qualified deferred compensation plans;
•	amounts accrued and vested through the Corporation’s SERP payable as benefits for the life of the named executive beginning at age 62; and
•	cash surrender value of life insurance payable.

In the event of an involuntary termination without “Cause,” a named executive officer would receive severance payments outlined in the respective employment agreement as set forth in the discussion beginning on page 15. As required by said employment agreements, any severance payments to a terminated named executive officer would be contingent on his execution of an agreed upon severance agreement and release, which along with severance payments, would outline restrictive covenants against competing against the Corporation and soliciting the Corporation’s employees and customers. Any named executive officer who has not executed an employment agreement would be subject to the same severance policy offered to all employees.

Payments Made Upon Retirement

In the event of the retirement of a named executive, in addition to the items identified above:

•	for options granted under the 1999 Plan, he will retain vested options for up to five (5) years after normal retirement at age 62 and ninety (90) days after early retirement;
•	for options granted under the 2004 Plan, he will retain vested options for the remainder of the outstanding ten-year term;
•	for options granted under the 2012 Plan, he will retain vested options for the period of up to three (3) months, or any statutorily required period; and
•	for restricted performance stock awards granted under the 2012 Plan, he will automatically vest fully in the maximum number of granted awards.

Payments Made Upon Death or Disability

In the event of the death or disability of a named executive, in addition to the benefit payments made upon termination or retirement, the named executive or his beneficiaries may receive benefits under the Corporation’s disability plan or executive life insurance plan, as appropriate, if enrolled. Currently, Mr. Lilly is the only named executive enrolled in the executive life insurance plan. If Mr. Lilly had died on December 31, 2014, his survivors would have received the projected amount of $426,822 from the proceeds of an individual split dollar life insurance policy, the premiums of which are included in the “2014 All Other Compensation” table on page 20. The estimated amounts payable to the beneficiaries are derived by reflecting a deduction for repayment to the Corporation of the cash surrender value of the split dollar life insurance policies and distribution of eighty percent (80%) of the face value of any remaining insurance proceeds to the respective beneficiaries and twenty percent (20%) to the Corporation.

Payments Made Upon a Change of Control

As previously stated, the Corporation has entered into employment agreements with each of the named executives, except for Mr. Stafford, II, which agreements include change of control provisions. Pursuant to these agreements, if an executive’s employment is terminated following a change of control (other than a termination by the Corporation for “Cause”) or if the executive terminates his employment in certain circumstances defined in the agreement, in addition to the benefits listed under the heading “Potential Payments Upon Termination,” the named executive will receive a severance payment consisting of 2.00 to 2.99 times current salary. The form of the agreements was filed as an Exhibit to the Corporation’s Form 8-K filed on December 16, 2008.

Generally, pursuant to these agreements, a change of control is defined as:

(i)

A change in ownership of the Corporation when one person (or a group) acquires stock that, when combined with stock previously owned, controls more than fifty percent (50%) of the value or voting power of the stock of the Corporation.

(ii)

A change in the effective control of the Corporation on the date that, during any twelve (12) month period, either: 1) any person (or group) acquires stock possessing thirty percent (30%) of the voting power of the Corporation; or 2) a majority of the members of the Board of Directors is replaced by persons whose appointment or election is not endorsed by a majority of the incumbent Board.

(iii)

A change in ownership of a substantial portion of the assets of the Corporation when a person (or a group) acquires, during any twelve (12) month period, assets of the Corporation having a total gross fair market value equal to forty percent (40%) or more of the total gross fair market value of all of the Corporation’s assets.

Potential Incremental Payments Table

The following table shows the potential incremental value transfer to each named executive under various termination scenarios. The table was prepared as though each named executive officer’s employment was terminated on December 31, 2014.

		Acceleration/
		Vesting of
		Options	Non-
		and	Qualified
	Salary &	Restricted	Deferred
William P. Stafford, II	Benefits	Stock	Comp (4)	SERP		Executive Life Ins (6)		Total
Early retirement	$-	$-	$-	63,018	(1,5)	$-		$63,018
Retirement	-	27,620	-	80,000	(2,5)	-		107,620
Termination for "Cause"	-	-	-	-		-		-
Termination without "Cause"	15,386	-	-	63,018	(1,5)	-		78,404
Change in control termination	15,386	27,620	-	344,175	(4)	-		387,181
Disability	1,629,663	27,620	-	63,018	(1,5)	-		1,720,301
Death (3)	-	27,620	-	63,018	(1,5)	450,000	(4)	540,638

Gary R. Mills
Early retirement	-	-	99,207	34,981	(1,5)	5,850		140,038
Retirement	-	41,439	99,207	80,000	(2,5)	5,850		226,496
Termination for "Cause"	-	-	99,207	-		5,850		105,057
Termination without "Cause"	460,218	-	99,207	34,981	(1,5)	5,850		600,256
Change in control termination	600,000	41,439	99,207	74,299	(4)	5,850		820,795
Disability	2,132,701	41,439	99,207	34,981	(1,5)	5,850		2,314,178
Death (3)	-	41,439	99,207	34,981	(1,5)	750,000	(4)	925,627

David D. Brown
Early retirement	-	-	-	17,341	(1,5)	-		17,341
Retirement	-	31,968	-	80,000	(2,5)	-		111,968
Termination for "Cause"	-	-	-	-		-		-
Termination without "Cause"	347,718	-	-	17,341	(1,5)	-		365,059
Change in control termination	450,000	31,968	-	50,363	(4)	-		532,331
Disability	2,841,350	31,968	-	17,341	(1,5)	-		2,890,659
Death (3)	-	31,968	-	17,341	(1,5)	563,000	(4)	612,309

Martyn A. Pell
Early retirement	-	-	14,783	14,358	(1,5)	341		29,482
Retirement	-	35,229	14,783	80,000	(2,5)	341		130,353
Termination for "Cause"	-	-	14,783	-		341		15,124
Termination without "Cause"	392,718	-	14,783	14,358	(1,5)	341		422,200
Change in control termination	510,000	35,229	14,783	37,396	(4)	341		597,749
Disability	3,059,236	35,229	14,783	14,358	(1,5)	341		3,123,947
Death (3)	-	35,229	14,783	14,358	(1,5)	638,000	(4)	702,370

E. Stephen Lilly
Early retirement	-	-	172,385	45,616	(1,5)	17,204		235,205
Retirement	-	36,909	172,385	75,903	(2,5)	17,204		302,401
Termination for "Cause"	-	-	172,385	-		17,204		189,589
Termination without "Cause"	647,030	-	172,385	45,616	(1,5)	17,204		882,235
Change in control termination	753,480	36,909	172,385	355,490	(4)	17,204		1,335,468
Disability	1,011,016	36,909	172,385	45,616	(1,5)	17,204		1,283,130
Death (3)	-	36,909	172,385	45,616	(1,5)	630,000	(4)	884,910

(1)	Annual payment deferred to age 60.
(2)	Annual payment; presumed to be age 62 on December 31, 2014.
(3)	Payment to beneficiary upon death of named executive.
(4)	Presumes lump sum payout.
(5)

Represents an annuity payable over the life of the named executive at a reduced amount beginning at age 60, a larger amount beginning at age 62 or for ten (10) years certain to a named beneficiary in the event of death.

(6)	Other than the life insurance proceeds payable upon death, presumed at December 31, 2014.

DIRECTOR COMPENSATION

2014 Non-Management Directors’ Compensation

The compensation and benefit package for non-management directors is intended to fairly compensate directors for work required for the Corporation and to align the directors’ interests with the long-term interests of stockholders. The compensation package for the directors is simple, direct and easy to understand from a stockholder perspective. The table on the next page indicates that non-management directors’ compensation includes the following:

Cash Compensation. During 2014, non-employee members of the Board of Directors received a retainer fee of $700 per month. Audit Committee members received a retainer fee of $1,500 per quarter ($2,000 for Chairman). Members of the Executive Committee also receive a fee of $250 per meeting unless held in conjunction with monthly Board meetings, in which case no additional fee is paid. Members of the Governance and Nominating Committee receive a fee of $200 per meeting. Members of the CRC receive a fee of $250 per meeting unless held in conjunction with monthly Board meetings, in which case no additional fee is paid. Non-management directors are reimbursed for travel or other expenses incurred for attendance at Board and committee meetings or other required travel for the benefit of the Corporation.

Deferral of Cash Compensation. Directors are permitted on an annual basis, prior to the beginning of each calendar year to defer Board and committee fees to a non-qualified deferred compensation plan established solely for that purpose. Each director electing to defer fees is responsible for the investment of such deferrals and the Corporation does not provide either a preferential investment or interest rate for such deferred compensation. Each director, who has deferred any such compensation, has the ability to access such deferred compensation upon retirement from active Board service.

Restricted Stock Awards. Like the Corporation’s named executive officers, the directors participate in the 2012 Plan. No grants of restricted stock were made to the directors under the 2012 Plan in 2014.

Directors’ Supplemental Retirement Plan. The Corporation established a directors’ supplemental retirement plan (“Directors’ SERP”) for its non-management directors in 2001. In 2003, as part of its acquisition of The CommonWealth Bank, the Corporation assumed responsibility for administration of a similar plan for the benefit of Director Hall and other former directors and officers of The CommonWealth Bank. These plans provide for a benefit upon retirement from Board service. On December 16, 2010, the Corporation amended the Directors’ SERP in order to remain in compliance with Internal Revenue Code Section 409A and to provide for certain changes in the benefit formula and various other provisions. The Directors’ SERP amendment substitutes a defined benefit in lieu of the previous indexed benefit. The amended Directors’ SERP provides for an annual retirement benefit of one hundred percent (100%) of the highest consecutive three years’ average compensation. Benefits are payable at normal retirement age of 70 and continue for ten (10) years. Full vesting is attained upon completion of fifteen (15) years of service.

In connection with the Directors’ SERP, the Corporation has also entered into life insurance endorsement method split dollar agreements with certain directors covered under the Directors’ SERP. Under the agreements, the Corporation shares eighty percent (80%) of death benefits (after recovery of cash surrender value) with the designated beneficiaries of the directors under life insurance contracts referenced in the Directors’ SERP. The Corporation, as owner of the policies, retains a twenty percent (20%) interest in life insurance proceeds and a one hundred percent (100%) interest in the cash surrender value of the policies.

The Directors’ SERP also contains provisions for change of control, as defined, which allow the directors to retain benefits under the Directors’ SERP in the event of a termination of service, other than for “Cause,” during the twelve (12) months prior to a change in control or anytime thereafter, unless the director voluntarily terminates his or her service within ninety (90) days following the change in control.

Insurance. The Corporation provides liability insurance for its directors and officers as well as indemnification agreements.

No Other Compensation. In 2014, non-management directors did not receive any other cash or equity compensation except as set forth above.

Director Compensation Table

The following table summarizes non-management director compensation, including compensation for director services at the bank subsidiary for 2014.

					Change in
					Pension Value
					and
	Fees				Non-qualified
	Earned			Non-Equity	Deferred
	or Paid in	Stock	Option	Incentive Plan	Compensation	All Other
Name	Cash	Awards (1)	Awards	Compensation	Earnings (2)	Compensation	Total

W. C. Blankenship, Jr.	$37,417	$-	$-	$-	$-	$-	$37,417
Samuel L. Elmore	27,600	-			-		27,600
Franklin P. Hall	32,000	-	-	-	15,503	-	47,503
Richard S. Johnson	29,550	-	-	-	-	-	29,550
I. Norris Kantor	26,800	-	-	-	1,868	-	28,668
William P. Stafford	20,700	-	-	-	(1,813)	-	18,887

(1)	As of December 31, 2014, the directors each had the following unvested shares of restricted stock: Blankenship, Jr 374; Elmore 71; Hall 374; Johnson 374; Kantor 374; and Stafford 499.
(2)	The amounts reported represent the difference between the present value of accrued benefits of the director's SERP at the end of 2014 and 2013.

OWNERSHIP AND RELATED PERSON TRANSACTIONS

Information on Stock Ownership

The following table includes the stock-based holdings at December 31, 2014, of significant stockholders having beneficial ownership greater than five percent (5%), the directors and the named executives, and the directors and executive officers as a group.

	Amount and
	Nature
Name and Address of Beneficial	of Beneficial	Percent of
Owner or Number of	Ownership as of	Common
Persons in Group	December 31, 2014	Stock

Richard G. Preservati (1) (2)	1,521,033	8.26%
P.O. Box 1003, Princeton, WV 24740

The H. P. & Anne S. Hunnicutt Foundation (1) (4)	1,222,100	6.64%
P.O. Box 309, Princeton, WV 24740

BlackRock (3)	1,096,873	5.96%
40 East 52nd Street, New York, NY 10022

The Corporation's Directors and Named Executive Officers:
W. C. Blankenship, Jr. (5)	32,054	*
David D. Brown (6)	16,792	*
Samuel L. Elmore (7)	10,137	*
Franklin P. Hall (8)	52,348	*
Richard S. Johnson (9)	41,593	*
I. Norris Kantor (10)	40,218	*
E. Stephen Lilly (11)	45,483	*
Gary R. Mills (12)	25,127	*
Martyn A. Pell (13)	11,249	*
William P. Stafford (14)	278,787	1.51%
William P. Stafford, II (15)	184,587	1.00%

All Directors and Executive Officers as a Group	840,117	4.56%

*	Represents less than one percent (1%) of the outstanding shares.

(1)	Number of shares are as of Form 13G filing with SEC as of December 31, 2012.
(2)	Includes 483,000 shares that may be issued upon a conversion of Series A Preferred Stock.
(3)	Number of shares are as of Form 13G filing with SEC as of December 31, 2014.
(4)

The H. P. and Anne S. Hunnicutt Foundation (“Foundation”) is a charitable, tax-exempt, private Foundation. The Foundation was created by the family of two directors, William P. Stafford and William P. Stafford II. Neither director holds beneficial ownership of the shares held by the Foundation.

(5)

Includes 25,467 shares held jointly by Mr. Blankenship and his wife, 350 shares held jointly by Mr. Blankenship and his brother, and 4,907 shares issuable upon exercise of currently exercisable options granted under the 2004 Plan. 14,784 of the shares listed have been pledged as security by Mr. Blankenship.

(6)

Includes 1,910 shares allocated to Mr. Brown’s KSOP account and 10,000 shares issuable upon exercise of currently exercisable options granted under the 2004 Plan. 1,500 of the shares listed have been pledged as security by Mr. Brown.

(7)	Includes 4,907 shares issuable upon exercise of currently exercisable options granted under the 2004 Plan and 2,595 shares granted under the 1999 Plan.
(8)

Includes 34,550 shares held jointly by Mr. Hall and his wife, 760 shares held by Mr. Hall’s wife, and 9,785 shares issuable upon exercise of currently exercisable options granted under the 2001 Directors’ Plan. Also includes 3,450 shares that may be issued upon a conversion of Series A Preferred Stock.

(9)

Includes 21,100 shares held jointly by Mr. Johnson and his wife and 15,835 shares issuable upon exercise of currently exercisable options granted under the 2001 Directors’ Plan. Also includes 3,450 shares that may be issued upon a conversion of Series A Preferred Stock.

(10)

Includes 9,785 shares issuable upon exercise of currently exercisable options granted under the 2001 Directors’ Plan. Also includes 1,725 shares that may be issued upon a conversion of Series A Preferred Stock.

(11)

Includes 6,324 shares allocated to Mr. Lilly’s KSOP account and 24,807 shares issuable upon exercise of currently exercisable options granted under the 1999 Plan. 3,129 of the shares listed have been pledged as security by Mr. Lilly.

(12)

Includes 5,332 shares allocated to Mr. Mills’ KSOP account, 1 share held jointly by Mr. Mills and his wife, 4,123 shares issuable upon exercise of currently exercisable options granted under the 1999 Plan, and 5,000 shares granted under the 2004 Plan.

(13)

Includes 3,051 shares allocated to Mr. Pell’s KSOP account and 3,024 shares issuable upon exercise of currently exercisable options granted under the 1999 Plan. 749 of the shares listed have been pledged as security by Mr. Pell.

(14)

Includes 247,058 shares held by Stafford Farms LLC as to which Mr. Stafford is deemed to share beneficial ownership and 9,785 shares issuable upon exercise of currently exercisable options granted under the 2001 Directors’ Plan. Also includes 20,700 shares that may be issued upon a conversion of Series A Preferred Stock.

(15)

Includes 9,785 shares issuable upon exercise of currently exercisable options granted under the 2001 Directors’ Plan. Also includes 14,766 shares that may be issued upon a conversion of Series A Preferred Stock.

Related Person/Party Transactions

Review and Approval of Related Person/Party Transactions. The Corporation reviews relationships and transactions in which the Corporation and its directors, executive officers, their immediate family members, or their related entities participate. The Corporation’s in-house counsel is primarily responsible for developing and implementing processes and controls to obtain such information and for determining whether a related person or party has a direct or indirect material interest in a transaction that requires approval of such transaction by the Governance and Nominating Committee and/or disclosure of such transaction in the annual proxy statement. Part of this process includes each director and executive officer responding to an annual proxy statement questionnaire designed to obtain such information. When it is determined that a related person or party transaction may have occurred, or when the Corporation desires to enter into a related person or party transaction, the transaction is scrutinized to determine whether such transaction is material. If material, such transaction is examined by the Governance and Nominating Committee, which may approve or ratify the transaction, and, if required by SEC rules, disclose the transaction in the annual proxy statement.

All material related person or party transactions, regardless of amount, are reviewed on a quarterly basis by the Governance and Nominating Committee. In-house counsel may also review such transactions with outside counsel having specific expertise in SEC matters to determine whether the transaction must be disclosed in the annual proxy statement. All related person transactions since January 1, 2014, required to be reported in this proxy statement, were approved by the Governance and Nominating Committee.

Description of Related Person Transactions. As expected, the Corporation’s subsidiary bank has, from time-to-time, accepted deposits from and made loans to related persons and parties. All such loans and deposits were made: (i) in the ordinary course of business; (ii) on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other non-related persons or parties; and (iii) did not involve more risk of collectability than comparable transactions with other non-related persons or parties. All loans made to directors and executive officers are in compliance with federal banking regulations and thereby exempt from insider loan prohibitions as set forth in the Sarbanes-Oxley Act of 2002.

During 2014, the Corporation did not enter into any transaction with a related person or party meeting the threshold for disclosure in this proxy statement under the relevant SEC rules. During 2014, the Corporation did not enter into any current transaction with a related person or party in which the amount of the transaction exceeded $120,000.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, and applicable SEC regulations require the Corporation’s directors, executive officers, and persons who beneficially own more than ten percent (10%) of Common Stock of the Corporation to file initial reports of ownership and reports of changes in ownership of Common Stock with the SEC. As a practical matter, the Corporation assists all directors and officers by monitoring and completing and filing Section 16 reports on their behalf. Based solely upon the review of Forms 3, 4 and 5, and amendments thereto filed in accordance with the instructions and information provided to the Corporation by its officers and directors, the Corporation believes that all Section 16(a) filings applicable to its directors, executive officers and persons who beneficially own more than ten percent (10%) of the Common Stock were properly and timely completed during fiscal year 2014, except for Mr. Mills with respect to an amended Form 3, which may have been filed late due to a previous oversight in reporting 5,000 stock options on an original Form 3 filed in 2009.

Report of the Audit Committee

The Audit Committee reviews the Corporation’s financial reporting process on behalf of the Board of Directors. Management has primary responsibility for establishing and maintaining adequate internal financial controls, for preparing financial statements and for public reporting processes. Dixon Hughes Goodman LLP (“Dixon Hughes”), the Corporation’s independent registered public accounting firm for 2014, is responsible for expressing opinions on the conformity of the Corporation’s financial statements with generally accepted accounting principles and on the Corporation’s internal control over financial reporting.

In this context, the Audit Committee has reviewed and discussed with management and Dixon Hughes the audited financial statements for the year ended December 31, 2014, and Dixon Hughes’ evaluation of the Corporation’s internal control over financial reporting during that period. The Audit Committee regularly communicates with Dixon Hughes regarding the matters that are required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T as well as other relevant standards. Dixon Hughes has provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Dixon Hughes that firm’s independence. The Audit Committee has concluded that Dixon Hughes’ provision of audit and non-audit services to the Corporation and its affiliates is compatible with Dixon Hughes’ independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited financial statements for the year ended December 31, 2014, be included in the Annual Report on Form 10-K for 2014 for filing with the SEC.

This report is provided by the following independent directors, who comprise the Audit Committee:

W.C. Blankenship, Jr. (Chairman)

Franklin P. Hall

Richard S. Johnson

Independent Registered Public Accounting Firm

On behalf of the Corporation and its affiliates, the Audit Committee retained Dixon Hughes to audit consolidated financial statements and internal control over financial reporting for 2014. In addition to serving as the Corporation’s independent registered public accounting firm, the Audit Committee retained Dixon Hughes, as well as other accounting firms, to provide other auditing and advisory services in 2014. The Corporation understands the need for Dixon Hughes to maintain objectivity and independence in its audit of the Corporation’s financial statements and internal control over financial reporting. To minimize relationships that could impair the objectivity of Dixon Hughes, the Audit Committee has limited the non-audit services Dixon Hughes provides primarily to tax services and merger and acquisition due diligence and integration services.

The Audit Committee has also adopted policies and procedures for pre-approval of all non-audit work performed by Dixon Hughes. The Audit Committee also requires pre-approval for any engagement with Dixon Hughes over $10,000. The chairman of the Audit Committee is authorized to pre-approve any audit or non-audit service on behalf of the Audit Committee, provided such approval is presented to the full Audit Committee for ratification at its next regularly scheduled meeting.

The aggregate fees paid to Dixon Hughes Goodman in 2014 and 2013 for these services were:

	2014	2013

Audit fees	$419,887	$416,696
Audit related fees	1,500	1,500
All other fees	-	-
Tax fees	82,755	50,200

In the above table, in accordance with SEC rules, “Audit fees” are fees paid by the Corporation to Dixon Hughes for audit of the Corporation’s financial statements included in the Annual Report on Form 10-K, for review of financial statements included in the Quarterly Reports on Form 10-Q, for audit of the Corporation’s internal controls over financial reporting, and for services typically provided by the auditor in connection with statutory and regulatory filings. “Audit related fees” include merger and acquisition due diligence and audit services, but do not include employee benefit plan audits.

The Audit Committee restricts the hiring of any Dixon Hughes partner, director, manager, staff person, advising member of the department of professional practice, reviewing partner, reviewing tax professional or any other person having responsibility for providing audit assurance on any aspect of Dixon Hughes’ certification of the Corporation’s financial statements. The Audit Committee also requires Dixon Hughes to rotate its key partners assigned to the Corporation’s audit at least every five (5) years.

PROPOSAL 2: RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Subject to ratification by the Corporation’s stockholders, the Audit Committee has selected Dixon Hughes as the independent registered public accounting firm to perform the audit of the consolidated financial statements of the Corporation and its subsidiaries, as well as the Corporation’s internal control over financial reporting for the fiscal year ending December 31, 2015.  Dixon Hughes has audited the financial statements of the Corporation and its subsidiaries since 2006.  Dixon Hughes is an independent registered public accounting firm.

Representatives of Dixon Hughes will be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so.  Such representatives of the firm will be available to respond to appropriate stockholder inquiries at the Annual Meeting.

The Corporation is asking stockholders to ratify the selection of Dixon Hughes Goodman LLP as its independent registered public accounting firm. Although ratification is not required by the Corporation’s bylaws or otherwise, the Board is submitting the selection of Dixon Hughes to stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee will consider selecting another registered public accounting firm. If the stockholders ratify the Audit Committee’s selection, the Audit Committee may still select a different registered public accounting firm at any time during the year if it determines that such change would be in the best interests of the Corporation and stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF DIXON HUGHES GOODMAN AS THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2015.

ADDITIONAL INFORMATION

Stockholder Proposals for Inclusion in Next Year’s Proxy Statement

To be considered for inclusion in next year’s proxy statement, stockholder proposals, submitted in accordance with SEC’s Rule 14a-8, must be received at the Corporation’s principal executive office by November 18, 2015. Proposals must be addressed to Secretary, First Community Bancshares, Inc., P.O. Box 989, Bluefield, Virginia 24605-0989.

Other Stockholder Proposals and Stockholder Nominations for Directors for Presentation at Next Year’s Annual Meeting

The Corporation’s amended and restated bylaws require that any stockholder proposal that is not submitted for inclusion in the next year’s proxy statement under SEC Rule 14a-8, but is instead sought to be presented directly at the 2016 Annual Meeting, and any stockholder nominations for directors, must be received at the Corporation’s principal executive office not less than sixty (60) days nor more than ninety (90) days prior to the anniversary date of the 2015 Annual Meeting. As a result, proposals, including director nominations, submitted pursuant to these provisions of the bylaws, must be received no sooner than January 28, 2016, and no later than February 28, 2016. Proposals must be addressed to Secretary, First Community Bancshares, Inc., P.O. Box 989, Bluefield, Virginia 24605-0989, and include the information set forth in those bylaws, which are posted on the Corporation’s website. Shareholder nominations for directors may be made only if such nominations are made in accordance with the procedures set forth in Section 2.3 of the Corporation’s amended and restated bylaws. SEC rules permit management to vote proxies in management’s discretion in certain cases if the stockholder does not comply with this deadline, and in certain other cases regardless of the stockholder’s compliance with this deadline. Other than proposals properly omitted from this proxy statement pursuant to SEC rules and other matters discussed in this proxy statement, the Board of Directors has not received timely notice of any other matter that may come before the Annual Meeting.

Solicitation of Proxies

Proxies may be solicited on behalf of the Board of Directors by mail, telephone, other electronic means, or in person. Copies of proxy materials and the 2014 Annual Report will be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from the beneficial owners, and the Corporation will reimburse such record holders for their reasonable expenses.

Stockholders Requests for Copies of 2014 Annual Report and Proxy Materials

Upon written request, the Corporation will provide, without charge, to stockholders of record and beneficial owners as of close of business on March 3, 2015, a copy of this proxy statement and the 2014 Annual Report. Any written request for a copy of this proxy statement or the 2014 Annual Report must be mailed to Secretary, First Community Bancshares, Inc., P.O. Box 989, Bluefield, Virginia 24605-0989.

Delivery of Documents to Stockholders Sharing Same Address (Householding)

To reduce the expenses of delivering duplicate proxy materials to its stockholders, the Corporation may deliver only one proxy statement and Annual Report to multiple stockholders who share an address unless the Corporation receives contrary instructions from any stockholders at that address. If you are the beneficial owner, but not the record holder, of shares of the Corporation’s stock, your broker, bank or other nominee may only deliver one copy of this proxy statement and 2014 Annual Report to multiple stockholders at the same address, unless that nominee has received contrary instructions from one or more of the stockholders. The Corporation will deliver, upon request, a separate copy of this proxy statement and 2014 Annual Report to a stockholder at a shared address to which a single copy of the documents was delivered. A stockholder desiring to receive a separate copy of the proxy statement and Annual Report, now or in the future, should submit this request to Broadridge Financial Solutions, Inc. (“Broadridge”), either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Also, stockholders sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future will need to, in the case of beneficial owners, contact their broker, bank or other nominee or, in the case of record owners, contact Broadridge (using the above contact information) to request that only a single copy of each document be mailed to all stockholders at the same address in the future.

Electronic Access to Proxy Statement and Annual Report

This proxy statement and the 2014 Annual Report may be viewed online at www.fcbinc.com. If you are a stockholder of record, you can elect to access future annual reports and proxy statements electronically by marking the appropriate box on your proxy form or by following the instructions provided if you vote on the Internet or by telephone. If you choose electronic access, you will receive a proxy form in mid to late March providing the website address for access. Your choice will remain in effect until you notify the Corporation by mail that you wish to resume delivery of paper copies of annual reports and proxies by mail. If your stock is held for you by a bank, broker or another holder of record, please refer to the information provided by that entity holding the stock on your behalf for instructions on how to elect the paper option.

First Community Bancshares, Inc. Annual Meeting of Stockholders

2:00 p.m. Eastern Daylight Time, April 28, 2015

Corporate Center

29 College Drive

Bluefield, Virginia 24605

Information about Advance Registration for Attending the Meeting

Attendance at the Annual Meeting is limited to the Corporation’s stockholders, members of their immediate family or their named representative. Upon arrival at the Annual Meeting, stockholders, members of their immediate family or their named representative will be asked to present appropriate identification to enter. The Corporation reserves the right to limit the number of representatives who may attend the meeting.

•	If you hold your shares directly with the Corporation and you plan to attend the Annual Meeting, you are not required to follow any additional instructions.

•	If your shares are held for you by a bank, broker or other institution and you wish to attend the Annual Meeting, please send a meeting registration request containing the information listed below to:

First Community Bancshares, Inc.

P. O. Box 989

Bluefield, Virginia 24605-0989

Please include the following information:

•	Your name and complete mailing address;
•	The name(s) of any family members who will accompany you;
•	If you wish to name a representative to attend the meeting on your behalf, the name, address and telephone number of that individual; and
•	Proof that you own Corporation shares such as a letter from your bank or broker or photocopy of your bank or brokerage account statement.

If you have any questions regarding admission to the Annual Meeting, please call Stockholder Services at (800) 425-0839.

Voting in Person at the Meeting

The Corporation encourages stockholders to submit proxies in advance of the Annual Meeting by telephone, Internet or mail. Alternatively, stockholders may also vote in person at the meeting or may execute a proxy to vote for them at the meeting. If your shares are held for you by a broker, bank or other institution, you must obtain a proxy from that institution and bring it with you to the meeting to deliver with your ballot in order to be able to vote your shares at the Annual Meeting.

First Community Bancshares, Inc.
P.O. BOX 989
BLUEFIELD, VA 24605-0989

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Daylight Time on April 27, 2015. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Daylight Time on April 27, 2015. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M85675-P59570 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

FIRST COMMUNITY BANCSHARES, INC.

The Board of Directors recommends you vote FOR Proposals 1 and 2:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) W. C. Blankenship, Jr.
02) I. Norris Kantor
03) William P. Stafford, II

	For	Against	Abstain
2. The ratification of Dixon Hughes Goodman LLP as independent registered public accountants.	☐	☐	☐

The shares represented by the proxy, when properly executed, will be voted in the manner directed by the undersigned. **If no direction is made, this proxy will be voted FOR Proposals 1 and 2.**

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting To Be Held on April 28, 2015:
The Notice, Proxy Statement, Annual Report and Form of Proxy Card are available without charge at www.proxyvote.com.

M85676-P59570

FIRST COMMUNITY BANCSHARES, INC.
This revocable proxy is solicited on behalf of the Board of Directors
Annual Meeting of Stockholders
April 28, 2015
2:00 p.m., Eastern Daylight Time

The undersigned appoints Samuel G. Hill and Jeffery L. Farmer, or either of them, proxies to vote all shares of common stock ("Common Stock") of First Community Bancshares, Inc. ("FCBI") which the undersigned is entitled to vote at the annual meeting (the "Annual Meeting") of stockholders of FCBI, to be held on April 28, 2015 at 2:00 p.m., Eastern Daylight Time at the Corporate Center, 29 College Drive, Bluefield, Virginia or at any adjournment thereof, or on the matter as set forth in the proxy statement for the Annual Meeting and on all matters properly presented at the Annual Meeting.

This instruction and proxy card is also solicited by the Board of Directors of FCBI for persons who participate in the FCBI Employee Stock Ownership and Savings Plan ("Plan"). By signing this instruction and proxy card, or by phone or Internet, the undersigned hereby instructs First Community Bank, the trustee of the Plan, to exercise the voting rights relating to any shares of Common Stock allocable to his or her account(s) as of the close of business on March 3, 2015.

The trustee will tabulate the votes received from all Plan participants by April 24, 2015, and shall vote the shares of Common Stock as directed. **In the event any participant in the Plan does not provide voting directions, the trustee of the Plan shall vote the participant's shares of Common Stock as the trustee, in its sole discretion, shall deem appropriate.**

Proxies will be voted as directed. In the absence of specific direction, signed proxies will be voted in accordance with the recommendations of the Board of Directors of FCBI and in the discretion of the proxy holders upon such other matters as may properly come before the Annual Meeting.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE